                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into effective as of December 4, 2000 ("Effective Date"), between Ed Wise ("Employee") and KIRKLAND'S, INC., a Tennessee corporation with principal offices in Jackson, Tennessee ("Employer").

                                    RECITALS

        1. Employee desires employment with Employer as Senior Vice President of Operations/Director of Stores ("Director") for the Kirkland's retail stores (the "Stores").

        2. The parties have agreed concerning the terms of Employee's employment.

         NOW, THEREFORE, in consideration of the premises and the parties' mutual covenants, it is agreed:

        1. Employment. Employer hereby employs Employee, and Employee accepts employment as Director in accordance herewith.

        2. Scope of Duties. Employee shall serve as Director for the Kirkland's stores. In such role, Employee shall perform those duties as from time to time assigned by the President, Chief Executive Officer, and Board of Directors of Employer. In such capacity, Employee shall report to the President and Executive Committee of Employer, and shall perform any additional duties with respect to the Stores as directed by Employer.

        3. Term. The term of this Agreement shall commence on the Effective Date herein provided and continue until termination as herein provided.

        4. Compensation. As base compensation for the services rendered hereunder to Employer, Employee shall be paid an annual base salary of $175,000.00, paid twice monthly, in arrears. Employee shall also receive a monthly automobile allowance of $600.00, subject to applicable taxes and deductions. In addition, upon terms and conditions from time to time established by Employer's Executive Committee, Employee shall be eligible for an annual bonus. In 2001, the bonus opportunity is a maximum of $40,250.00 and the 2002 bonus opportunity will be not less than $50,000.00. The bonus criteria and amount after 2002 shall be determined by Employer, but will generally meet the standards set for other operations executives in the company (see Exhibit A attached hereto).

Employee shall receive a "signing bonus" in the amount of $20,000.00, payable within thirty (30) days of commencing employment. Such bonus will be repaid to Company within thirty (30) days of Employee's termination if Employees resigns within one year.

Employee shall also be eligible for "family coverage", subject to applicable caps on Employer's contribution to the premium as from time to time established by Employer, under any group health insurance policy from time to time in force, having such benefits as from time to time provided by Employer in its absolute discretion, together with any life insurance coverage available with such policy (up to such limit as from time to time set by Employer in Employer's absolute discretion). Employee understands and agrees that it is Employee's responsibility to promptly fill out and submit any insurance application(s) necessary for such coverage and that Employer has no control over the assigned effective date of the coverage or the requirement by the insurer for medical "underwriting". Employer shall have no liability resulting from denial of coverage by the insurer. Employee is solely responsible to make valid claims for benefits thereunder. Subject to insurer approval, Employer shall waive the initial two year higher co-pay provision generally applicable to new Plan members.

Employee shall have such other benefits as from time to time provided by Employer in Employer's absolute discretion, including but not limited to (paid) vacation, in an amount from time to time provided to Employer's employees in accordance with existing policies, which shall not accrue in the event of termination. Employee will be given three weeks paid vacation each year beginning in 2001.

        5. Expense Reimbursement.

        (a) Moving Expenses. Employer agrees to reimburse Employee for any and all reasonable moving expenses, as approved in advance by Employer, as well as:
(1) the real estate agent's fee on sale of Employee's home in Maryland, and (2) closing costs on Employee's new home in Jackson, TN, in an amount up to $5,000.00; Employer also agrees to reimburse reasonable temporary housing expenses, (not food) for up to ninety (90) days. With prior approval, Employer will pay such other miscellaneous relocation costs as Employer might incur. Employee hereby agrees to repay all such amounts to Employer, if Employee voluntarily leaves the employ of Employer at any time during the first year of this agreement.

        (b) Course of Business Expense. Employee shall be reimbursed for those reasonable expenses (as determined by Employer in accordance with then existing policies) necessarily incurred by Employee in the performance of the duties herein as are specifically approved by Employer and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by Employer.

        6. Other Employment; Conduct. Employee agrees to devote all working time and efforts to performance of the duties required hereunder so as to maximize the sales volume and proper operation of the Stores. Employee shall not engage in other employment or become involved in other business ventures requiring Employee's time, absent the prior written consent of the President of Employer. Employee shall at all times conduct such duties and Employee's personal affairs in a manner that is satisfactory to Employer and so as to not in any manner injure or unfavorably reflect upon the Kirkland's organization or any Store or element thereof or any member thereof or third persons or entities connected therewith.

        7. Termination. Employee understands and agrees that this Agreement is an "at will" employment agreement and may be terminated without "cause" of any type by either party upon notice, either written or oral. In the event of termination of employment by either party, Employee shall be entitled only to base salary, expense reimbursement, and insurance coverage (as available) up to and including the last day worked as the entire compensation due and owing to Employee. No further payments or benefits shall accrue to or be paid or owing to Employee. Upon termination of employment, Employee will return all property of Employer to Employer prior to receiving final compensation for wages and expenses.

        8. Confidentiality; Restrictive Covenant. Employee understands and agrees that the information used by Employee in the performance of duties hereunder is proprietary to Employer and the Stores and represents, in the specific areas of inventory procurement and management, marketing and sales, and store operations, highly confidential and valuable information (collectively "Information"), the loss of which would be economically injurious to Employer and the Stores. Accordingly, in consideration of this Agreement, and the training and work experience provided to Employee by reason hereof, Employee agrees not to divulge in any manner, at any time, for any purpose, for any consideration, whether financial or otherwise, to any person or entity, any of the Information. In order to allow Employer to enforce such covenant of confidentiality, Employee agrees, additionally, that for a period of two years after termination hereof, Employee will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, furnish services to, be compensated in any matter by, or be connected in any way with the management, ownership, or control of any business similar to the type of business conducted by the Employer or as operated by the Stores at the time of termination of this Agreement. Employee understands and acknowledges that the type of business conducted by Employer is national in scope, and Employer's business competition is typically national or regional chain retail operations specializing in or having a substantial inventory mix involving home furnishings/decor and "gifts and decorative accessories" and related items. The foregoing restriction shall not apply to department stores.

During the term of this agreement and for a period of three (3) years following the termination, for whatever reason, of employment, Employee agrees not to enter into or engage in any discussion or negotiation, or assist in such actions to encourage present employees of Employer to disassociate their employment relationship with Employer and induce such present employees to go into the employment of an entity engaged in any competing retail business.

Employee understands and agrees that, to enforce the covenants of this paragraph, injunctive relief, in addition to the other remedies available at law or in equity, is necessary since the monetary damage to Employer and the Stores may be difficult or impossible to determine.

        9. Waiver of Breach. Any waiver by Employer of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.

        10. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by Employer to a business entity which is a successor to Employer by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity owned or controlled by the principals of Employer. This Agreement (and all rights and benefits hereunder) is for Employee's personal services and is, therefore, not assignable by Employee.

        11. Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Employee's employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any prior agreement(s) are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.

        12. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, even if Employee executed this Agreement outside Tennessee or Madison County, Tennessee, and Employee's services are to be rendered without Tennessee. All legal disputes between the parties shall have a venue in the courts of Madison County, Tennessee.

        13. Notices. All notices required to be sent to Employer shall be in writing and effective upon mailing, postage prepaid, by certified mail, return receipt requested, to the addresses indicated herein, or as from time to time modified by notice:

            Kirkland's, Inc.
            ATTN:  General Counsel
            805 North Parkway
            Jackson, TN  38305

        14. Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect.

        15. Parties Bound. This Agreement shall bind the parties' respective heirs, legal representatives, successors and assigns.

        16. Effective Date. The Effective Date hereof for all purposes shall be December 4, 2000.

         EXECUTED by the parties as provided below.

EMPLOYEE:                                EMPLOYER:
                                         KIRKLAND'S, INC.


/s/ Ed Wise                              By /s/ Robert E. Alderson
---------------------------                 ----------------------
Ed Wise
[Signature Dated 10/24/00]               (Title) President

                                    "EXAMPLE"

                                    EXHIBIT A
                         PROPOSED ANNUAL BONUS CRITERIA

I.       INTRODUCTION

         The annual bonus opportunity is intended to reward each management participant for his or her contributions to the success of Kirkland's. Criteria shall be set by March 31 of each calendar year, and shall include potential rewards both for corporate and individual performance. Final bonus payments shall be determined and paid no later than March 31 of the following year.

II.      MAXIMUM BONUS OPPORTUNITY

         Maximum bonus opportunity for calendar 2000 is $40,250.

III.     BONUS CRITERIA

         A.       50% ($20,125) - CORPORATE PERFORMANCE

         Participant is eligible for this portion of the bonus based on the Company's achievement of its budgeted EBITDA, before management bonus expense, as approved by the Company's Board of Directors. EBITDA is defined as consolidated earnings before interest, taxes, depreciation and amortization as determined in the Company's audited financial statements.

         Bonus will be awarded based on the following table:

                  Actual EBITDA                      % of Bonus
                  As % of Budget                     Earned
                  --------------                     ------
                  95% or higher                      100%
                  92.5% - 94.9%                       50%
                  90% - 92.4%                         25%
                  Below 90%                            0%

         B.       25% ($10,062.50) - INDIVIDUAL GOALS

         Participant is eligible for this portion based on achievement of the following goals:

         Criteria (to be determined - EXAMPLE ONLY)                     Bonus
         ------------------------------------------                     -----
         1.       Comparable store sales increase of __% or more      $ 4,025
         2.       Total Company sales of $_____ million or more         4,025
         3.       Total Company gross margin of ___% or more            2,012.50
                                                                      ----------
                                                                      $10,062.50

         4.       To be determined

         5.       To be determined

         C.       25% ($10,062.50) - DISCRETIONARY

         Participant is eligible for this portion of the bonus at the discretion of the Company's CEO, President, and CFO. Criteria for this discretionary bonus include team leadership, development of operations personnel, store visits, teamwork with executive officers on special projects, and other factors.